Exhibit 10.1

PERFORMANCE FOOD GROUP COMPANY

EXECUTIVE SEVERANCE PLAN

I.PURPOSE

Performance Food Group Company (the “Company”) recognizes that outstanding management of the Company and its Affiliates is essential to advancing the interests of the Company and its Affiliates.  The Company also recognizes that the risk and uncertainty of an unexpected termination of employment could distract its executive officers from the performance of their duties and frustrate the Company’s ability to retain their services.  The Company has adopted this Executive Severance Plan in order to minimize the distraction that could result from unexpected terminations of employment and in order to enhance the Company’s ability to attract and retain executives who possess the level of skill, judgment and experience essential to the Company’s success.

The Company also has a legitimate business interest in assuring that Participants do not take advantage of relationships developed, or information acquired, by the Participants during the Participants’ employment with the Company or an Affiliate.  Accordingly, the Company has adopted this Executive Severance Plan to provide Participants, in accordance with the terms of this Executive Severance Plan, additional and significant benefits to which Participants are not otherwise entitled.  In consideration for the right to receive those additional and significant benefits, each Participant agrees to comply with the covenants set forth in Article VI.

II.DEFINITIONS

The following terms shall have the definitions set forth below:

2.01.Affiliate.  “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with the Company (including, but not limited to, joint ventures, limited liability companies and partnerships).  For this purpose, the term “control” shall mean ownership of fifty percent (50%) or more of the total combined voting power or value of all classes of shares or interests in the entity, or the power to direct the management and policies of the entity, by contract or otherwise.

2.02.Bonus.  “Bonus” means the “target” amount or level of any annual incentive compensation payable in cash or securities of the Company or an Affiliate for the year in which the Participant’s employment with the Company and its Affiliates ends but does not include any equity or equity-based awards granted to a Participant under the Performance Food Group Company 2015 Omnibus Incentive Plan or other equity compensation plan of the Company.  If a “target” level of Bonus is not established for a Participant prior to the date the Participant’s employment with the Company and its Affiliates ends, then the Bonus shall equal the Participant’s “target” level of Bonus for the year immediately preceding the year in which the Participant’s employment with the Company and its Affiliates ends.

2.03.Cause.  “Cause” means, as to any Participant (i) “Cause” as defined in any employment or consulting agreement between the Participant and the Company or an Affiliate in effect at the time employment with the Company and its Affiliates ends or (ii) in the absence of any such employment or consulting agreement (or the absence of any definition of “Cause” contained therein), the Participant’s (A) willful neglect in the performance of the Participant’s duties for the Company or an Affiliate or willful or repeated failure or refusal to perform such duties; (B) engagement in conduct in connection with the Participant’s employment or service with the Company or an Affiliate which results, or could reasonably be expected to result in, material harm to the business or reputation of the Company or an Affiliate; (C) conviction of, or plea of guilty or no contest to (x) any felony or (y) any other crime that results, or reasonably could be expected to result, in material harm to the business or reputation of the Company or an Affiliate; (D) material violation of the written policies of the Company or an Affiliate, including but not limited to those relating to sexual harassment or the disclosure or misuse of confidential information, or those set forth in the manuals or statements of policy of the Company or an Affiliate; (E) fraud or misappropriation, embezzlement or misuse of funds or property belonging to the Company or an Affiliate; or (F) act of personal dishonesty that involves personal profit in connection with the Participant’s employment or service to the Company or an Affiliate.

2.04.Change in Control.  “Change in Control” has the same meaning as set forth in the Performance Food Group Company 2015 Omnibus Incentive Plan as in effect on May 4, 2020.

2.05.COBRA.  “COBRA” means the group health plan coverage continuation required under Section 4980B of the Code.

2.06.Code. “ Code” means the Internal Revenue Code of 1986, and any amendments thereto.

2.07.Committee.  “Committee” means the Compensation and Human Resources Committee of the Company’s Board of Directors or any properly delegated subcommittee thereof, provided, however, that if no such Compensation and Human Resources Committee or  subcommittee thereof exists, then “Committee” means the Company’s Board of Directors.

2.08.Company.  “Company” means Performance Food Group Company, a Delaware corporation, and any successor thereto.

2.09.Control Change Date.  “Control Change Date” means the date on which a Change in Control occurs.  If a Change in Control occurs on account of a series of transactions, the “Control Change Date” is the date of the last of such transactions.

2.10.ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.11.Exempt Amount.  “Exempt Amount” means the maximum amount that can be exempt from Section 409A of the Code pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii).

2.12.Good Reason.  “Good Reason” means, as to any Participant (i) a material diminution in the Participant’s Salary or annual bonus opportunity (provided, however, “Good

Reason” shall not include any reduction or deferral of a Participant’s Salary or annual bonus opportunity if the Salary or annual bonus opportunity of all Participants who are currently employed by the Company or an Affiliate is reduced on a substantially proportionate basis); (ii) any material diminution in the Participant’s authority, duties or responsibilities; (iii) a failure of the Company or an Affiliate to pay or cause to be paid when due the Participant’s Salary or annual bonus; or (iv) either (y) relocation of the Participant’s principal place of employment more than 50 miles from the Richmond, Virginia metropolitan area if the Participant’s principal residence is in the Richmond, Virginia metropolitan area as of May 4, 2020; or (z) if the Participant’s principal place of employment as of May 4, 2020 is not in the Richmond, Virginia metropolitan area, the relocation of the Participant’s principal place of employment more than 50 miles from the Participant’s principal place of employment as of May 4, 2020, but expressly excluding the relocation of the Participant to the Richmond, Virginia metropolitan area; provided, that none of these events shall constitute Good Reason unless the Company or an Affiliate fails to cure such event within 30 days after receipt from the Participant of written notice of the event which constitutes Good Reason and provided further that Good Reason will cease to exist for an event on the 90th day following its occurrence.

2.13.Participant.  “Participant” means an individual who satisfies the eligibility requirements set forth in Article III, is selected by the Committee to participate in the Plan and who enters into a Participation Agreement with the Company.

2.14.Participation Agreement.  “Participation Agreement” means the agreement, in a form approved by the Committee, confirming an individual’s participation in the Plan and his or her agreement to be bound by all of the terms and conditions of the Plan, including the covenants set forth in Article VI.

2.15.Plan.  “Plan” means this Performance Food Group Company Executive Severance Plan, as amended from time to time.

2.16.Salary.  “Salary” means a Participant’s base salary as in effect on the date the Participant’s employment with the Company and its Affiliates ends; provided, however, that a Participant’s Salary shall be determined without regard to any reduction in base salary that constitutes Good Reason and provided further that a Participant’s Salary shall be determined without regard to any reduction or deferral of Salary implemented to mitigate the financial impact on the Company and its Affiliates of the COVID-19 pandemic.

2.17.Severance Period.  “Severance Period” means the period in which the Plan’s cash severance benefit is payable.  For a Tier I Participant the Severance Period is 24 months if the cash severance benefit is payable under Section 5.02(a)(i) and is 24 months if the cash severance benefit is payable under Section 5.02(a)(ii).  For a Tier II Participant the Severance Period is 18 months if the cash severance benefit is payable under Section 5.02(b)(i) and is 24 months if the cash severance benefit is payable under Section 5.02(b)(ii).  For a Tier III Participant the Severance Period is 12 months if the cash severance benefit is payable under Section 5.02(c)(i) and is 12 months if the cash severance benefit is payable under Section 5.02(c)(ii).

2.18.Separation from Service.  “Separation from Service” has the same meaning as such term is defined under Treasury Regulation Section 1.409A-1(h).

2.19.Specified Employee.  “Specified Employee” has the same meaning as such term is defined under Treasury Regulation Section 1.409A-1(i).

2.20.Standard Termination Benefits.  “Standard Termination Benefits” means the sum of any Salary that has been earned but remains unpaid, any annual bonus that has been earned but remains unpaid, any accrued but unused vacation pay, any expenses that are reimbursable under the expense reimbursement policies of the Company or an Affiliate that remain unpaid and benefits payable under the employee benefit plans (as defined in Section 3(3) of ERISA) of the Company or an Affiliate in which the Participant participates.

2.21.Tier I Participant.  “Tier I Participant” means a Participant who is designated as a Tier I Participant by the Committee.

2.22.Tier II Participant.  “Tier II Participant” means a Participant who is designated as a Tier II Participant by the Committee.

2.23.Tier III Participant.  “Tier III Participant means a Participant who is designated as a Tier III Participant by the Committee.

III.ELIGIBILITY

Participation in the Plan shall be limited to employees of the Company or an Affiliate who (i) are members of a “select group of management or highly compensated employees” as such phrase is defined for purposes of Title I of ERISA, (ii) are selected to participate in the Plan by the Committee and (iii) execute a Participation Agreement.  The Committee’s designation shall also designate whether the individual is a Tier I Participant, a Tier II Participant or a Tier III Participant.

IV.ELIGIBILITY TO RECEIVE BENEFITS

A Participant shall be entitled to receive the benefits described in the applicable section of Article V if the Participant (a) remains in the continuous employ of the Company or an Affiliate from the date the Participant is designated as eligible to participate in the Plan until the date that the Participant’s employment with the Company and its Affiliates ends in accordance with the applicable section of Article V and (b) satisfies the requirement to provide a release and general waiver of claims in accordance with Section 5.05.

V.SEVERANCE BENEFITS

5.01.Standard Termination Benefits.  A Participant is entitled to receive the Standard Termination Benefits upon the termination of the Participant’s employment with the Company and its Affiliates for any reason.  A Participant is not required to satisfy the requirement to provide a release as described in Section 5.05 as a condition to the payment of the Standard Termination Benefits.  The Standard Termination Benefits will be paid in accordance with Section 5.04.

5.02.Cash Severance Benefit.  A Participant is entitled to receive the Plan’s cash severance benefit in accordance with, and subject to, the applicable provisions of this Section 5.02.

(a)Tier I Participants.

(i) A Tier I Participant is entitled to receive the cash severance benefit under this Section 5.02(a)(i) if the Tier I Participant satisfies the requirements of Article IV and his or her employment with the Company and its Affiliates is terminated by the Company or an Affiliate without Cause or the Tier I Participant resigns with Good Reason, in either case before a Control Change Date.  The cash severance benefit under this Section 5.02(a)(i) is equal to 2.0 times the Tier I Participant’s Salary.  If the Tier I Participant is entitled to the cash severance benefit under this Section 5.02(a)(i) on account of a termination without Cause and a Control Change Date occurs within 90 days after the Tier I Participant’s employment with the Company and its Affiliates ends, then the Tier I Participant shall receive an additional amount of cash severance benefit equal to 2.0 times the Tier I Participant’s Bonus.  The cash severance benefit under this Section 5.02(a)(i) shall be paid over the Severance Period in accordance with Section 5.04; provided, however, that any additional amount of cash severance benefit payable pursuant to the preceding sentence shall be paid ratably over the remainder of the Severance Period after the Control Change Date.

(ii)A Tier I Participant is entitled to receive the cash severance benefit under this Section 5.02(a)(ii) if the Tier I Participant satisfies the requirements of Article IV and his or her employment with the Company and its Affiliates is terminated by the Company or an Affiliate without Cause or the Tier I Participant resigns with Good Reason, in either case on, or within 24 months after, a Control Change Date.  The cash severance benefit under this Section 5.02(a)(ii) is equal to the sum of (x) 2.0 times the Tier I Participant’s Salary plus (y) 2.0 times the Tier I Participant’s Bonus.  The cash severance benefit under this Section 5.02(a)(ii) shall be paid over the Severance Period in accordance with Section 5.04.

(b)Tier II Participants.

(i)A Tier II Participant is entitled to receive the cash severance benefit under this Section 5.02(b)(i) if the Tier II Participant satisfies the requirements of Article IV and his or her employment with the Company and its Affiliates is terminated by the Company or an Affiliate without Cause or the Tier II Participant resigns with Good Reason, in either case before a Control Change Date.  The cash severance benefit under this Section 5.02(b)(i) is equal to 1.5 times the Tier II Participant’s Salary.  If the Tier II Participant is entitled to the cash severance benefit under this Section 5.02(b)(i) on account of a termination without Cause and a Control Change Date occurs within 90 days after the Tier II Participant’s employment with the Company and its Affiliates ends, then the Tier II Participant shall receive an additional amount of cash severance benefit equal to the sum of 0.5 times the Tier II Participant’s Salary plus 2.0 times the Tier II Participant’s Bonus.  The cash severance benefit under this Section 5.02(b)(i) shall be paid over the Severance Period in accordance with Section 5.04; provided, however, that any additional amount of cash severance benefit payable pursuant to the preceding sentence shall be paid ratably over the remainder of the Severance Period after the Control Change Date.

(ii)A Tier II Participant is entitled to receive the cash severance benefit under this Section 5.02(b)(ii) if the Tier II Participant satisfies the requirements of Article IV and his or her employment with the Company and its Affiliates is terminated by the Company or an Affiliate without Cause or the Tier II Participant resigns with Good Reason, in either case on, or within 24 months after, a Control Change Date.  The cash severance benefit under this Section 5.02(b)(ii) is equal to the sum of (x) 2.0 times the Tier II Participant’s Salary plus (y) 2.0 times the Tier II Participant’s Bonus.  The cash severance benefit under this Section 5.02(b)(ii) shall be paid over the Severance Period in accordance with Section 5.04.

(c)Tier III Participants.

(i) A Tier III Participant is entitled to receive the cash severance benefit under this Section 5.02(c)(i) if the Tier III Participant satisfies the requirements of Article IV and his or her employment with the Company and its Affiliates is terminated by the Company or an Affiliate without Cause or the Tier III Participant resigns with Good Reason, in either case before a Control Change Date.  The cash severance benefit under this Section 5.02(c)(i) is equal to 1.0 times the Tier III Participant’s Salary.  If the Tier III Participant is entitled to the cash severance benefit under this Section 5.02(c)(i) on account of a termination without Cause and a Control Change Date occurs within 90 days after the Participant’s employment with the Company and its Affiliates ends, then the Tier III Participant shall receive an additional amount of cash severance benefit equal to 1.0 times the Tier III Participant’s Bonus.  The cash severance benefit under this Section 5.02(c)(i) shall be paid over the Severance Period in accordance with Section 5.04; provided, however, that any additional amount of cash severance benefit payable pursuant to the preceding sentence shall be paid ratably over the remainder of the Severance Period after the Control Change Date.

(ii) A Tier III Participant is entitled to receive the cash severance benefit under this Section 5.02(c)(ii) if the Tier III Participant satisfies the requirements of Article IV and his or her employment with the Company or an Affiliate is terminated by the Company or an Affiliate without Cause or the Tier III Participant resigns with Good Reason, in either case on, or within 24 months after, a Control Change Date.  The cash severance benefit under this Section 5.02(c)(ii) is equal to the sum of (x) 1.0 times the Tier III Participant’s Salary plus (y) 1.0 times the Tier III Participant’s Bonus.  The cash severance benefit under this Section 5.02(c)(ii) shall be paid over the Severance Period in accordance with Section 5.04.

For purposes of the Plan, a Participant’s employment is not terminated “without Cause” if the Participant’s employment with the Company and its Affiliates ends on account of the Participant’s death or disability (as determined by the Committee).

5.03.COBRA Supplement.  A Participant who is entitled to receive the cash severance benefit under Section 5.02 also shall be entitled to receive the monthly COBRA supplement under this Section 5.03.  The monthly COBRA supplement is equal to the monthly payment, determined as of the date that the Participant’s employment with the Company and its Affiliates ends, that former employees of the Company are required to pay for COBRA coverage for the same type and level of coverage that was in effect for the Participant and his or her qualified beneficiaries (as defined under COBRA) on the date the Participant’s employment with the

Company and its Affiliates ended minus the monthly payment that the Participant paid for such coverage immediately before such employment ended.  The monthly COBRA supplement shall be payable for each month during the Severance Period.  The monthly COBRA supplement payable under this Section 5.03 shall be paid with the cash severance benefit.

5.04.Payment of Plan Benefits.

(a)Standard Termination Benefits.  The Standard Termination Benefits will be paid to a Participant within 30 days after the date the Participant’s employment with the Company and its Affiliates ends; provided, however, that benefits under employee benefit plans shall be paid or provided in accordance with the terms of such plans.

(b)Cash Severance Benefit and COBRA Supplement.  Payment of the cash severance benefit under Section 5.02 and the COBRA supplement under Section 5.03 shall be paid in accordance with Section 5.04(b)(i) if the Participant is a Specified Employee on the date the Participant’s employment with the Company and its Affiliates ends and, if not, in accordance with Section 5.04(b)(ii).

(i)If a Participant is a Specified Employee on the date the Participant’s employment with the Company and its Affiliates ends, the first payment of the cash severance benefit under Section 5.02 and the COBRA supplement under Section 5.03 shall be made on the first regular payroll date of the Company that is at least 10 days after (x) the Participant’s Separation from Service and (y) the Release Effective Date under Section 5.05; provided, however, that if the 60 day period under Section 5.05 begins in one calendar year and ends in the following calendar year, then the first payment shall be made on the first regular payroll date of the Company that occurs in the second calendar year and that is at least 10 days after (x) the Participant’s Separation from Service and (y) the Release Effective Date under Section 5.05.  Payment of the cash severance benefit under Section 5.02 and the COBRA supplement under Section 5.03 shall be made in equal or nearly equal installments, in accordance with the Company’s regular payroll practices, during the Severance Period; provided, however, that the amount that is paid before the first day of the seventh month after the Participant’s Separation from Service shall not exceed the Exempt Amount and the balance of the amount payable shall be paid in equal or nearly equal installments, in accordance with the Company’s regular payroll practices beginning with the first day of the seventh month after the Participant’s Separation from Service and during the remainder of the Severance Period.

(ii)If a Participant is not a Specified Employee on the date the Participant’s employment with the Company and its Affiliates ends, the first payment of the cash severance benefit under Section 5.02 and the COBRA supplement under Section 5.03 shall be made on the first regular payroll date of the Company that is at least 10 days after (x) the Participant’s Separation from Service and (y) the Release Effective Date under Section 5.05; provided, however, that if the 60 day period under Section 5.05 begins in one calendar year and ends in the following calendar year, then the first payment shall be made on the first regular payroll date of the Company that occurs in the second calendar year and that is at least 10 days after (x) the Participant’s Separation from Service and (y) the Release Effective Date under Section 5.05.  Payment of the cash severance benefit under Section 5.02 and the COBRA supplement under

Section 5.03 shall be made in equal or nearly equal installments, in accordance with the Company’s regular payroll practices, during the Severance Period.

5.05Release.  A Participant shall not be entitled to receive the cash severance benefit under Section 5.02 or the COBRA supplement under Section 5.03 unless the Participant signs a general release and waiver of claims, on a form provided by the Company, and the general release and waiver of claims becomes effective and irrevocable on or before the 60th day after the date that the Participant’s employment with the Company and its Affiliates ends.  The date that the release becomes effective and irrevocable is the “Release Effective Date”.  The Company shall deliver the general release and waiver of claims to the participant no later than 5 days after the date that the Participant’s employment with the Company and its Affiliates ends.

5.06	.Effect on Other Benefits.

(a)Awards.  Participation in the Plan and the right to receive benefits in accordance with the terms of the Plan shall not affect a Participant’s rights under any stock option, stock appreciation right, restricted stock, restricted stock unit or other equity or equity-based award granted to a Participant.  The Participant’s rights under such equity or equity-based awards shall be governed by the terms of plan under which such awards were granted and the terms of any award agreement evidencing such awards.

(b)Severance Benefits.  As a condition to participation in the Plan each Participant agrees that the Participant shall not be eligible to participate in, or receive benefits under, any other severance plan, policy or agreement of the Company or an Affiliate.

VI.  RESTRICTIVE COVENANTS

6.01.  Covenant Against Competition.  As a condition of participation in the Plan and as set forth in the Participation Agreement, each Participant agrees that during his or her employment with the Company or an Affiliate and for a period of one (1) year after the date the Participant’s employment with the Company and its Affiliates ends, the Participant shall not engage in any business which is competitive with the business of the Company or any Affiliate as of the date such employment terminates or is terminated.  A business shall be deemed “competitive” with the business of the Company or an Affiliate if its business consists of or includes any type or line of business engaged in by the Company or any Affiliate as of the date of such termination and is conducted, in whole or in part, in any State of the United States of America.  A Participant shall be deemed to “engage in a business” if the Participant (a) participates, directly or indirectly, in such business as a director, officer, stockholder, employee, salesman, partner or individual proprietor, (ii) acts as a paid consultant, representative or advisor to such business, (iii) participates in such business as an investor (whether through loans, contributions to capital or otherwise) or has a controlling influence over such business or (iv) permits his or her name to be used by or in connection with such business; provided, however, that this Section 6.01 shall not preclude the purchase of securities that are listed on a national securities exchange of any entity that is competitive with the Company or an Affiliate, provided that the Participant may not beneficially own more than five percent (5%) or more of any class of such securities.

6.02.  Covenant Against Solicitation.  As a condition of participation in the Plan and as set forth in the Participation Agreement, each Participant agrees that during his or her employment with the Company or an Affiliate and for a period of one (1) year after the date the Participant’s employment with the Company and its Affiliates ends, the Participant shall not, directly or indirectly through another person or entity (i) solicit any employee of the Company or an Affiliate to leave the employ of the Company or Affiliate or in any way interfere with the relationship between the Company or its Affiliate, on the one hand, and any employee thereof, on the other hand, (ii) hire any person who was an employee of the Company or an Affiliate until one (1) year after such individual’s employment relationship with the Company and its Affiliates has been terminated or (iii) induce or attempt to induce any customer, client, supplier, contractor or other business relation of the Company or an Affiliate to cease doing business with the Company or an Affiliate or in any way interfere with the relationship between any such customer, client, supplier, contractor or business relation, on the one hand, and the Company or its Affiliate, on the other hand.

6.03Covenant Regarding Confidentiality.  As a condition of participation in the Plan and as set forth in the Participation Agreement, each Participant agrees that he or she shall not at any time use or divulge, furnish or make accessible to anyone (other than in the regular course of the business of the Company or its Affiliates) any information regarding trade secrets, proprietary information or other confidential information (including, but not limited to, any information concerning customers, clients or accounts) with respect to the business affairs of the Company or any Affiliate.  This Section 6.03 shall not apply to information that is or becomes generally available to the public other than as a result of a disclosure by the Participant or his or her representatives.

6.04.Remedies for Breach.  A Participant shall forfeit the right to receive any additional payments of the cash severance benefit under Section 5.02 and of the COBRA supplement under Section 5.03 and may be required to repay to the Company amounts previously paid to the Participant under those sections if the Committee determines that the Participant has breached any of the covenants set forth in this Article VI.  The forfeiture of benefits and the recoupment of prior benefit payments is in addition to any other rights or remedies the Company may have on account of the Participant’s breach of the covenants set forth in this Article VI.

VII.  LIMITATION ON BENEFITS

The benefits that a Participant may be entitled to receive under this Plan and other benefits that a Participant is entitled to receive under other plans, agreements and arrangements (which, together with the benefits provided under this Plan, are referred to as “Payments”), may constitute Parachute Payments that are subject to Code Sections 280G and 4999.  As provided in this Article VII, the Parachute Payments will be reduced if, and only to the extent that, a reduction will allow a Participant to receive a greater Net After Tax Amount than a Participant would receive absent a reduction.

The Accounting Firm (defined below) will first determine the amount of any Parachute Payments that are payable to a Participant.  The Accounting Firm also will determine the Net After Tax Amount attributable to the Participant’s total Parachute Payments.

The Accounting Firm will next determine the largest amount of Payments that may be made to the Participant without subjecting the Participant to tax under Code Section 4999 (the “Capped Payments”).  Thereafter, the Accounting Firm will determine the Net After Tax Amount attributable to the Capped Payments.

The Participant will receive the total Parachute Payments or the Capped Payments, whichever provides the Participant with the higher Net After Tax Amount.  If the Participant will receive the Capped Payments, the total Parachute Payments will be reduced until the value of the remaining Parachute Payments for purposes of Section 280G of the Code equals the Capped Payments.  The reduction shall be effected by the Committee by first reducing the amount of any benefits under the Plan or any other plan, agreement or arrangement that are not subject to Section 409A of the Code (by reducing such benefits in the order that maximizes the reduction in value of the Parachute Payments under Section 280G of the Code) and then by the Committee reducing the amount of any benefits under the Plan or any other plan, agreement or arrangement that are subject to Section 409A of the Code (by reducing such benefits in the order that maximizes the reduction in value of the Parachute Payments under Section 280G of the Code).  The Accounting Firm will notify the Participant and the Company if it determines that the Parachute Payments must be reduced to the Capped Payments and will send the Participant and the Company a copy of its detailed calculations supporting that determination.

As a result of the uncertainty in the application of Code Sections 280G and 4999 at the time that the Accounting Firm makes its determinations under this Article VII, it is possible that amounts will have been paid or distributed to the Participant that should not have been paid or distributed under this Article VII (“Overpayments”), or that additional amounts should be paid or distributed to the Participant under this Article VII (“Underpayments”).  If the Accounting Firm determines, based on either the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant, which assertion the Accounting Firm believes has a high probability of success or controlling precedent or substantial authority, that an Overpayment has been made, the Participant must repay to the Company, without interest; provided, however, that no amount will be payable by the Participant to the Company unless, and then only to the extent that, the repayment would either reduce the amount on which the Participant is subject to tax under Code Section 4999 or generate a refund of tax imposed under Code Section 4999.  If the Accounting Firm determines, based upon controlling precedent or substantial authority, that an Underpayment has occurred, the Accounting Firm will notify the Participant and the Company of that determination and the amount of that Underpayment will be paid to the Participant promptly by the Company.

For purposes of this Article VII, the term “Accounting Firm” means the independent accounting firm engaged by the Company immediately before the Control Change Date.  For purposes of this Article VII, the term “Net After Tax Amount” means the amount of any Parachute Payments or Capped Payments, as applicable, net of taxes imposed under Code Sections 1, 3101(b) and 4999 and any State or local income taxes applicable to the Participant on the date of payment.  The determination of the Net After Tax Amount shall be made using the highest combined effective rate imposed by the foregoing taxes on income of the same character as the Parachute Payments or Capped Payments, as applicable, in effect on the date of payment.  For purposes of this Article VII, the term “Parachute Payment” means a payment that is described in Code Section 280G(b)(2), determined in accordance with Code Section 280G and the regulations promulgated or proposed thereunder.

VIII.   CODE SECTION 409A

The Plan and all payments under the Plan are intended to be exempt from, or otherwise comply with, Section 409A of the Code (“Section 409A”), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12).  This Plan and the Participation Agreements shall be administered, interpreted and construed in a manner consistent with that intent.  If any provision of the Plan or the payment of any benefit under the Plan is found not to be exempt from and found not to comply with, the provisions of Section 409A, it shall be modified and given effect, in the sole discretion of the Committee and without requiring the Participant’s consent, in such manner as the Committee determines is necessary or appropriate to effectuate an exemption from, or to comply with, Section 409A.  Each payment under the Plan shall be treated as a separate identified payment for purposes of Section 409A.

If a payment obligation under the Plan constitutes “deferred compensation” (as defined in Treasury Regulation section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation sections 1.409A-1(b)(3) through (b)(12)), it shall be payable only after the Participant’s Separation from Service; provided, however, that if the Participant is a Specified Employee, any such payment that is subject to Section 409A and that is scheduled to be paid within six months after such separation from service shall accrue without interest and shall be payable beginning  on the first day of the seventh month beginning after the date of the Participant’s separation from service or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of the Participant’s estate following the Participant’s death.

IX.ADMINISTRATION; CLAIMS PROCEDURE; REVIEW

9.01.Administration.  The Committee shall serve as the “plan administrator” and “named fiduciary” of the Plan for purposes of ERISA.  The Committee shall have full power and discretionary authority to determine eligibility to participate in the Plan, to designate Participants as Tier I Participants, Tier II Participants and Tier III Participants, to determine eligibility to receive Plan benefits and to construe and interpret the terms of the Plan.  The Committee shall have the authority to make all factual determinations necessary to administer the Plan.  The decisions of the Committee shall be final and conclusive with respect to all questions concerning administration of the Plan; subject only to the claims procedure and review procedure set forth in Sections 9.02 and 9.03.  No member of the Committee shall be liable for any act done in good faith with respect to the Plan.

The Committee may delegate to other persons responsibility for performing ministerial acts with respect to the administration of the Plan.  The Committee may seek such expert advice as the Committee deems necessary or desirable with respect to the Plan.  The Committee shall be entitled to rely upon the information and advice furnished by such delegates and experts, unless the Committee has actual knowledge that such information or advice is inaccurate or unlawful.  No Participant shall be entitled to challenge a decision of the Committee in court or in any other administrative proceeding unless and until the claim and review procedures set forth in Sections 9.02 and 9.03 have been complied with and exhausted.

9.02.Claim Procedure.  A Participant is not required to file a claim in order to receive any benefits that are payable under the Plan but a Participant who believes he or she is entitled to benefits or additional benefits may file a written claim for benefits with the Committee.  The Committee shall review any written claim for benefits that is submitted to it.  If a claim is wholly or partially denied, the Committee will furnish the Participant written notice in accordance with Department of Labor regulations of the Committee’s decision within ninety (90) days of receipt of the written claim.  The Committee’s notification shall include (a) the specific reasons for the denial, (b) the specific reference to the pertinent Plan provisions upon which the denial is based, (c) a description of any additional material or information necessary for the Participant to perfect the claim and an explanation of why such material or information is necessary and (d) a description of the Plan’s claims review procedures describing the steps to be taken and the applicable time limits to submit a claim for review, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA following an adverse benefit determination on review.

If special circumstances require an extension of time for the Committee to process a written claim for benefits, the ninety (90) day period may be extended for an additional ninety (90) days.  Prior to the expiration of the initial ninety (90) day period, the Participant shall be furnished with a written or electronic notice setting forth the reason for the extension and the special circumstances requiring an extension of time and the date by which the Committee expects to render its decision on the written claim for benefits.

9.03Review of Claim Denials.  If a written claim for benefits is wholly or partially denied, the Participant may (a) request a full and fair review of the Committee’s decision upon written application to the Committee filed within sixty (60) days after receipt of the written notification of the Committee’s decision, (b) submit written comments, documents, records and other information relating to the claim to the Committee and (c) upon request (and free of charge) be given reasonable access to and copies of documents and records and other information relevant to the claim.  Upon receipt of timely, written application for review, the Committee shall undertake a review, taking into account all comments, documents, records and information submitted by the Participant or considered in the initial benefit determination.  If the Participant fails to appeal the initial benefit determination in writing within the prescribed period of time, then the Committee’s prior determination shall be final, binding and conclusive.

The Committee will render a decision upon review no later than sixty (60) days after receipt of the written request for review.  If special circumstances (such as the need to hold a hearing on any matter pertaining to the denied claim) warrant additional time, the decision will be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the written request for review.  Written notice specifying the circumstances requiring an extension of time will be furnished to the Participant prior to the expiration of the sixty (60) day period.  The decision of the Committee on review will be in writing and will include specific reasons for the decision and specific references to the pertinent provisions of the Plan on which the decision is based, including a statement of the Participant’s right to bring a civil action under Section 502(a) of ERISA.  If the decision on review is not furnished to the Participant within the time limits prescribed above, the claim will be deemed denied on review.

X.AMENDMENT AND TERMINATION

Subject to the two following sentences, the Plan may be amended at any time by action of the Committee.  With respect to a Participant whose employment with the Company and its Affiliates ended as provided in Article IV on or before the Committee’s action amending the Plan, then without the Participant’s consent, no amendment of the Plan may (x) adversely affect such Participant’s rights under the Plan, (y) revoke the Participant’s designation  as a Participant or (y) change such Participant’s designation as a Tier I Participant to a designation as a Tier II Participant or a Tier III Participant or change such Participant’s designation as a Tier II Participant to a designation as a Tier III Participant.  With respect to a Participant whose employment with the Company and its Affiliates has not ended on or before the Committee’s action amending the Plan, an amendment that (x) adversely affects such Participant’s rights under the Plan, (y) revokes the Participant’s designation as a Participant or (y) changes such Participant’s designation as a Tier I Participant to a designation as a Tier II Participant or a Tier III Participant or changes such Participant’s designation as a Tier II Participant to a designation as a Tier III Participant shall not become effective until the earlier of the date that such Participant consents to the amendment or the date that is one year after the date on which the Committee acts.

The Plan may be terminated at any time by action of the Committee or the Company’s Board of Directors, provided, however, that a termination of the Plan shall not affect the rights of a Participant whose employment was with the Company and its Affiliates ended as provided in Article IV before the date of the Plan termination and provided further that the Plan may not be amended or terminated with respect to any Participant without the Participant’s consent within twenty-four (24) months after a Control Change Date.

XI.GENERAL

11.01.No Employment Rights.  The Plan, and a Participant’s participation in the Plan, does not confer on any Participant any right to continued employment by the Company or an Affiliate.  Nothing in the Plan shall restrict the right of the Company or an Affiliate to terminate the employment of any Participant at any time for any reason or no reason.

11.02.No Assignment.  The benefits payable under the Plan are not subject to anticipation, alienation, pledge, sale, transfer, assignment, garnishment, attachment, or other transfer and any attempt to cause such transfer shall not be recognized except to the extent required by law.

11.03.Severability.  If any provision of the Plan is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or other controlling law, the remainder of the Plan shall continue in full force and effect.

11.04.Unfunded Obligation.  The benefits payable under the Plan are unfunded obligations of the Company and shall be paid from the general assets of the Company.  No Participant has any right in or title to any assets, funds or property of the Company with respect to the payment of Plan benefits and each Participant is a general unsecured creditor of the Company with respect to any Plan benefits that may become payable to the Participant.

11.05.Death of Participant.  If a Participant becomes entitled to receive Plan benefits but dies before all of the Plan benefits have been paid to the Participant, any remaining Plan benefits shall be paid to the estate of the Participant.

11.06.Governing Law.  The Plan shall be governed and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof, except to the extent that the laws of the State of Delaware are preempted by ERISA.

11.07.Successors.  The Plan shall be binding on, and inure to the benefit of, the successors and personal representatives, legatees, heirs, etc. of a Participant and the successors to the Company.